Exhibit 3.2

STATE OF WYOMING

Office of the Secretary of State

I, ED MURRAY, Secretary of State of the State of Wyoming, do hereby certify that the filing requirements for the issuance of this certificate have been fulfilled.

CERTIFICATE OF NAME CHANGE

Current Name: Rest EZ

Old Name: Amazing Ventures, Inc.

I have affixed hereto the Great Seal of the State of Wyoming and duly executed this official certificate at Cheyenne, Wyoming on this 8th day of February, 2018

Filed Date: 02/08/2018	By: Kit Bennett

Ed Murray Wyoming Secretary of State 2020 Carey Avenue, Suite 700 Cheyenne, WY 82002-0020 Ph. 307.777.7311 Fax 307.777.5339 Email: Business@wyo.gov	Ed Murray, WY secretary of State FILED: 02/08/2018 09:28 AM Original ID: 2016-000729636 ' Amendment ID: 2018-002240888

Profit Corporation

Articles of Amendment

1.	Corporation name:

Amazing Venture s, Inc.

2.	Article number(s) FIRST is amended as follows:

FIRST: Amazing Ventures, Inc. will further be known as Rest EZ

3.

If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the· amendment if not contained in the amendment itself which may be made up on facts objectively ascertainable outside the articles of amendment.

4.	The amendment was adopted on	02/02/2018
(Date – mm/dd/yyyy)

P-Amendment - Revised October 2015

5.	Approval of the amendment: (Please check only one appropriate field to indicate the party approving the amendment.)

✔	Shares were not issued and the board of directors or incorporators have adopted the amendment.

OR

Shares were issued and the board of directors have adopted the amendment without shareholder approval, in compliance with W.S. 17-16-1005.

OR

Shares were issued and the board of directors have adopted the amendment with shareholder approval, in compliance with W.S. 17-16-1003.

Signature:	/s/ Whitney Marshall	Date:	02/02/2018
(May be executed by Chairman of Board, President or another of its officers.)			(mm/dd/yyyy)

Print Name:	Whitney Marshall on behalf of,	Contact Person:

Title:	Capital Administrations, LLC	Daytime Phone Number:
Authorized Agent for
	Amazing Ventures, Inc	Email:
(Email provided will receive annual report reminders and filing evidence.) *May list multiple email addresses

Checklist
Filing Fee: $50.00 Make check or money order payable to Wyoming Secretary of State.
Please submit one originally signed document.
Typical processing time is 3-5 business days following the date of receipt in our office.
Please review form prior to submitting to the Secretary of State to ensure all areas have been completed to avoid a delay in the processing time of your documents.

P-Amendment - Revised October 2015

STATE OF WYOMING

Office of the Secretary of State

I, ED MURRAY, SECRETARY OF STATE of the STATE OF WYOMING, do hereby certify that according to the records of this office,

Amazing Ventures, Inc.

is a

Profit Corporation

formed or qualified under the laws of Wyoming did on October 17, 2016, comply with all applicable requirements of this office. Its period of duration is Perpetual. This entity has been assigned entity identification number 2016-000729636.

This entity is in existence and in good standing in this office and has filed all annual reports and paid all annual license taxes to date, or is not yet required to file such annual reports; and has not filed Articles of Dissolution.

I have affixed hereto the Great Seal of the State of Wyoming and duly generated, executed, authenticated, issued, delivered and communicated this official certificate at Cheyenne, Wyoming on this 2nd day of February, 2018 at 1:39 PM. This certificate is assigned 025415524.

Notice: A certificate issued electronically from the Wyoming Secretary of State's web site is immediately valid and effective. The validity of a certificate may be established by viewing the Certificate Confirmation screen of the Secretary of State's website http://wyobiz.wy.gov and following the instructions displayed under Validate Certificate.